Exhibit 10.1

LETTER OF INTENT

between

DSM PHARMA CHEMICALS NORTH AMERICA, INC.

and

ADVANCED LIFE SCIENCES, INC.

This Letter of Intent (“Agreement”) between Advanced Life Sciences, Inc. at 1440 Davey Road, Woodridge, IL 60517 (“Customer”) and DSM Pharma Chemicals North America, Inc. at 45 Waterview Boulevard, Parsippany, NJ 07054 (“DSM”) is for the purpose of expressing Customer’s intent to proceed with DSM’s April 29, 2008 Proposal delivered to Customer for the production of 1750kg of Cethromycin (the “Proposal”).  Customer’s intent is conditional upon the parties entering into a formal supply agreement which will govern the terms and conditions of the Proposal including but not limited to the timing of the production and the milestone payment schedule.  While these conditions are pending, the parties recognize that there are lengthy lead times for the raw materials needed to complete the production described in the Proposal.  Therefore, Customer hereby authorizes DSM to procure the necessary raw materials to be used to complete the production described in the Proposal in anticipation of entering into the formal supply agreement mentioned above.

Upon execution of this Agreement, Customer agrees to issue a purchase order to DSM for the necessary raw materials at an estimated cost of € 2,702,716.  Said Customer’s purchase order shall be governed by this Agreement and shall preempt any terms and conditions associated with Customer’s purchase order. Upon receipt by DSM of the raw materials ordered by Customer, DSM will provide an invoice to Customer for the cost of the raw materials which shall be paid in accordance with the payment terms on said invoice.  The Customer is aware that the cost of the raw materials is an estimated cost as mentioned above and this cost may increase or decrease at the time the raw material order is placed.  In the event there is any variation from the estimated amount for the raw materials as provided above, DSM shall advise Customer prior to DSM ordering the raw materials.

In the event Customer decides for any reason not to enter into a formal supply agreement, and waive its intentions to proceed with its intent to complete the production described in the Proposal, DSM will arrange, at the Customer’s cost, for the delivery of the raw materials to Customer that have been paid for accordingly.

ACCEPTED AND AGREED TO AS OF THE DATE LAST SIGNED BELOW:

DSM Pharmaceutical Products		Advanced Life Sciences, Inc.

By:	/s/ Kristine Senft	By:	/s/ John L. Flavin

Name:	Kristine Senft	Name:	John L. Flavin

Title:	Senior Vice President,	Title:	President and Chief
	M&S, DPC		Financial Officer

Date:	August 11, 2008	Date:	August 8, 2008